Exhibit 99.1

  Pyramid Breweries Inc. Reports Fourth Quarter and Year End Results


    SEATTLE--(BUSINESS WIRE)--March 9, 2007--Pyramid Breweries Inc. ("the Company" or "Pyramid") (NASDAQ:PMID), today announced results for the fourth quarter and year ended December 31, 2006. Gross sales for the quarter were $12.5 million, representing a slight increase over gross sales for the fourth quarter of 2005. Net loss for the quarter was $1.2 million, or $0.14 per diluted share, compared to a loss of $531,000 or $0.06 per diluted share a year ago.

    For the year, gross sales were $54.3 million, a 7% increase over the prior year. Net loss for the year was $1.6 million, or $0.18 per diluted share, an increase of $506,000 over the prior year. As more fully explained below, in 2006 the company resolved a claim with the federal Alcohol and Tobacco Tax and Trade Bureau ("TTB") which resulted in a third quarter settlement of $700,000. Adjusting 2006 and 2005 full-year excise taxes to the rates now applicable under the TTB settlement, and excluding the one-time assessment of $700,000 in 2006 and a $415,000 gain on the sale of brewery equipment in 2005, the 2006 pro forma net loss was $1.0 million compared to a pro forma net loss of $2.1 million in 2005.

    "Our Pyramid brand family shipment volume increase of 8% for the fourth quarter compared to the fourth quarter a year ago, and our 18% shipment volume growth for all of 2006 versus last year is especially encouraging since we exceeded a very strong sales year in 2005," stated Scott Barnum, CEO. "2006 saw continued rapid growth in the Pyramid brand, as the Company's west coast craft beer market share reached over 8% at the end of the year, an all-time high."

    "The Pyramid brand family continues to outperform the strong growth in the craft beer category," Barnum continued. "This is a great combination that should continue to help fuel the company's growth and progress. Importantly, Pyramid is the only major craft brewer to have a leading style in the four fastest growing segments of the craft beer category. With the TTB settlement and the sale of our Thomas Kemper Soda business in January 2007 behind us, we can now fully focus on leveraging momentum behind our award winning beers."

    The four fastest growing segments of the craft beer category as measured by Information Resources, Inc. ("IRI"), a leading provider of enterprise market information, and the representative Pyramid brand are:

Segment        Pyramid Brand
-----------    -----------------------
Seasonal       Snow Cap and Curve Ball
Fruit          Apricot Weizen
IPA            Thunderhead
Wheat          Hefe Weizen

    Financial Highlights - Fourth Quarter 2006 Compared to Fourth
Quarter 2005:

    Beverage Division:

-- Gross sales increased 2% to $8.9 million.

-- Gross margin decreased 16% to $2.2 million.

    -- Gross margins as a percentage of net sales for the current quarter were 27%, compared to 32% in the prior year period.

-- Shipments for the quarter were relatively flat at 55,700 barrels.

    -- Pyramid brand family shipments were up 8% to 39,900 barrels.

    -- Other non-Pyramid beer brand shipments were down 37% to 5,100 barrels due primarily to the discontinuation of certain product styles in the MacTarnahan's and non-core beer brands.

    -- Soda shipments decreased 2% to 8,300 barrels.

    Alehouse Division:

-- Gross sales decreased 4% to $3.6 million.

-- Gross margin loss decreased 94% to $6,000. The Seattle and Berkeley alehouses contributed to the gross margin, offset by the Walnut Creek, Portland and Sacramento alehouses due to fewer guest visits.

    Financial Highlights - Year ended December 31, 2006 Compared to Year ended December 31, 2005:

    Beverage Division:

-- Gross sales increased 11% to $39.3 million.

-- Gross margin increased 9% to $10.8 million.

    -- Excluding the effects of higher excise taxes due to the TTB settlement in 2006 and in 2005, factoring in higher excise taxes at the rate agreed to in the 2006 TTB settlement and the exclusion of the gain on the on the sale of brewery equipment, gross margins as a percentage of net sales for the current year were 32%, compared to 27% in the prior year.

-- Shipments for the year increased 6% to 243,100 barrels.

    -- Pyramid brand family shipments were up 18% to 163,600 barrels.

    -- Other non-Pyramid beer brand shipments were down 27% to 24,400 barrels due primarily to the discontinuation of certain product styles in the MacTarnahan's and non-core beer brands.

    -- Soda shipments were relatively flat at 44,900 barrels.

    Alehouse Division:

-- Gross sales decreased 2% to $15.1 million.

-- Gross margin increased 69% to $752,000. The Seattle and Berkeley alehouses contributed to the gross margin, offset by the Walnut Creek, Portland and Sacramento alehouses due to fewer guest visits.

    Cash and cash equivalents and accounts receivable: Cash and cash equivalents and accounts receivable totaled $3.3 million as of December 31, 2006 which remained flat compared to December 31, 2005.

    Significant Events:

    Thomas Kemper Soda Sale

    On January 2, 2007, the Company completed the sale of the Thomas Kemper Soda brand to The Kemper Company, a new company formed by Adventure Funds, a Portland-based equity investment fund. Under terms of the deal, Pyramid received $3.1 million in cash for Thomas Kemper Soda assets including the brand and intellectual property, soda kegs, vehicles and point of sale materials. The transaction includes a 5-year supply agreement under which Pyramid will continue to manufacture Thomas Kemper Soda products for The Kemper Company at its breweries in Portland, Oregon and Berkeley, California. Through this deal, Pyramid is further increasing its strategic focus on its beer business and is making a number of investments in its brewing infrastructure in the coming year. This includes investments in new kegs and fermentation tanks to handle additional growth, and improvements to its packaging processes to enhance production efficiencies.

    TTB Settlement

    As previously reported by the Company in its Current Reports on Form 8-K filed with the SEC on February 17, 2006, July 21, 2006, and October 4, 2006 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, certain federal excise tax returns and related operations of the Company were recently audited by the TTB. The TTB audit was completed in the second quarter of 2006, and the TTB's findings were presented to the Company. Among other things, the TTB reviewed the Company's contract brewing arrangement with Portland Brewing Company ("Portland Brewing"). At the conclusion of the audit, the TTB asserted that the Company, not Portland Brewing, had legal control of the Portland brewery facility for purposes of the federal excise tax laws and consequently had underpaid federal excise taxes on beer produced at that facility during the period January 1, 2005 through May 31, 2006. The TTB also concluded that since Portland Brewing was not the legal brewer at the Portland brewery facility, it had overpaid federal excise taxes on beer produced at the facility. Based on its findings in the audit, the TTB issued the Company a notice of proposed assessment asserting that the Company owed a total of approximately $2.1 million in excise taxes and interest for that period, which did not take into account the approximately $1 million in excise taxes paid by Portland Brewing on beer produced at the Portland brewery facility during the same period.

    After receiving the notice of proposed assessment, the Company engaged in discussions with the TTB relating to a possible compromise of the assessment and also voluntarily began to pay federal excise taxes on beer produced at the Portland brewery facility as if the Company were the legal brewer at that facility (i.e., at a higher average rate per barrel). As a result of its discussions with the TTB, the Company reached an agreement with the TTB that it will pay $700,000 to resolve all issues arising from the audit, including the federal tax assessment for the period at issue, which includes a credit for the excise taxes previously paid by Portland Brewing for the period at issue, due to Portland Brewing's waiver of its right to receive a refund of those excise tax payments. Under the terms of the agreement, the Company was obligated to make an initial payment of $50,000, with the balance payable in monthly installments of principal and interest for a period of three years, at a variable interest rate that is currently estimated at 8%.

    The Company recognized the $700,000 assessment as a charge to earnings for the quarter ended September 30, 2006. The Company anticipates that its current operating cash flows and other sources of liquidity will be sufficient to enable it to satisfy the payment terms described above.

    For further information, readers are encouraged to review the Forms 8-K, which are available on the SEC's EDGAR database at www.sec.gov.

    Business Outlook:

    "We continue to outperform the craft beer category with our core Pyramid brand, led by our flagship Hefe Weizen which grew 18% in 2006 unit sales as measured by IRI" added Barnum. "I am encouraged by the craft category dynamics and the solid growth of our beer business, both of which should help us to improve our prospects."

    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan's brand names. Pyramid's family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival ("GABF"). Since its beginning, Pyramid beers have received a total of 33 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.

    The company owns two alehouse restaurants adjacent to its full-production breweries under the Pyramid Alehouse and MacTarnahan Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

    Forward-Looking Statements

    This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

    Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

    -- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

    -- reductions in distribution options through our independent distributors

    -- increased competition from national restaurant chains with greater financial resources and greater economies of scale

    -- inability of the Company to achieve anticipated cost reductions

    -- changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules

    -- competitive pressures that cause decreases in the selling prices of our products

    -- declines in our operating margins due to the impact of increasing fuel costs and other factors

    -- acquisitions that may adversely affect our financial condition, and

    -- the failure by us or third-party brewers with whom we contract to perform under our agreements.

    More information regarding factors which could impact future results is included in our Annual Report on Form 10-K for the year-ended December 31, 2005 filed on March 31, 2006 and our Current Reports on Form 8-K filed February 17, 2006, July 21, 2006 and October 4, 2006. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.

    This press release contains non-GAAP (Generally Accepted Accounting Principles) financial measures including pro forma net loss and pro forma Beverage Division gross margin, which management believes is useful in comparing the Company's operating performance during the most recent quarter and year to date periods to the comparable periods in the prior year due to the one-time impact of the excise tax settlement and gain on the sale of the brewery equipment. However, it is not a substitute for net loss or operating measures calculated in accordance with GAAP. For a reconciliation of this non-GAAP financial measure to its most comparable measure calculated in accordance with GAAP, see the attached Reconciliation of Non-GAAP Financial Measures.


                        Pyramid Breweries Inc.
                       Selected Operating Data
                             (unaudited)
             (dollars in thousands except per share data)

                                      Three months ended December 31,
                                      --------------------------------
                                                % of            % of
                                                 Net             Net
                                        2006    Sales    2005    Sales
                                       ------- -------  ------- ------
Gross sales                           $12,478          $12,432
  Less excise taxes                       820              520
                                      --------         --------
Net sales                              11,658   100.0%  11,912  100.0%
Cost of sales                           9,488    81.4%   9,408   79.0%
                                      -------- ------- -------- ------
  Gross margin                          2,170    18.6%   2,504   21.0%
Selling, general and administrative
 expenses                               3,312    28.4%   3,065   25.7%
                                      -------- ------- -------- ------
Operating loss                         (1,142)  (9.8%)    (561) (4.7%)
Other income (expense), net               (72)  (0.6%)      30    0.3%
                                      -------- ------- -------- ------
Loss before income taxes               (1,214) (10.4%)    (531) (4.5%)
Provision for income taxes                  -       -        -      -
                                      -------- ------- -------- ------
Net loss                              $(1,214) (10.4%) $  (531) (4.5%)
                                      ======== ======= ======== ======

Basic and diluted net loss per share   ($0.14)          ($0.06)
Weighted average basic shares
 outstanding                            8,934            8,799
Weighted average diluted shares
 outstanding                            8,934            9,156

Barrels shipped:
Beer                                   47,400           46,900
Soda                                    8,300            8,500
                                      --------         --------
Total                                  55,700           55,400
                                      ========         ========


                                     Twelve months ended December 31,
                                     ---------------------------------
                                                % of             % of
                                                Net              Net
                                         2006   Sales     2005   Sales
                                      -------- ------  -------- ------
Gross sales                          $ 54,338         $ 50,886
  Less excise taxes                     3,982            2,528
                                     ---------        ---------
Net sales                              50,356  100.0%   48,358  100.0%
Cost of sales                          38,761   77.0%   38,001   78.6%
                                     --------- ------ --------- ------
  Gross margin                         11,595   23.0%   10,357   21.4%
Selling, general and administrative
 expenses                              12,961   25.7%   11,364   23.5%
                                     --------- ------ --------- ------
Operating loss                         (1,366) (2.7%)   (1,007) (2.1%)
Other expense, net                       (190) (0.4%)      (45) (0.1%)
                                     --------- ------ --------- ------
Loss before income taxes               (1,556) (3.1%)   (1,052) (2.2%)
Provision for income taxes                 (5)     -        (3)     -
                                     --------- ------ --------- ------
Net loss                             $ (1,561) (3.1%) $ (1,055) (2.2%)
                                     ========= ====== ========= ======

Basic and diluted net loss per share   ($0.18)          ($0.12)
Weighted average basic and diluted
 shares outstanding                     8,872            8,790

Barrels shipped:
Beer                                  198,200          185,400
Soda                                   44,900           45,100
                                     ---------        ---------
Total                                 243,100          230,500
                                     =========        =========


                        Pyramid Breweries Inc.
                     Selected Balance Sheet Data
                             (unaudited)
                        (dollars in thousands)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------
                   ASSETS
Current Assets:
 Cash and cash equivalents                   $       227  $       416
 Other current assets                              5,838        5,395
Fixed assets, net                                 26,284       26,666
Other non-current assets                           1,691        1,426
                                             ------------ ------------
 Total assets                                $    34,040  $    33,903
                                             ============ ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                          $     7,468  $     6,783
Long-term debt                                     8,071        7,671
Non-current liabilities                            1,023          538

Total stockholders' equity                        17,478       18,911
                                             ------------ ------------

 Total liabilities and stockholders' equity  $    34,040  $    33,903
                                             ============ ============


                        Pyramid Breweries Inc.
                       Selected Cash Flow Data
                             (unaudited)
                        (dollars in thousands)

                                                 Twelve months ended
                                                      December 31,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------
Net loss                                         $  (1,561) $  (1,055)
 Depreciation and amortization                       2,322      2,765
 Stock compensation                                    321        146
 Loss (gain) on disposal of fixed assets                74       (415)
 Deferred rent                                        (129)       (78)
 Changes in operating assets and liabilities           (27)      (103)
                                                 ---------- ----------
Net cash provided by operating activities            1,000      1,260
Net cash used in investing activities                 (891)      (198)
Net cash used in financing activities                 (298)      (646)
                                                 ---------- ----------
Decrease in cash and cash equivalents                 (189)       416
Cash and cash equivalents at beginning of period       416          -
                                                 ---------- ----------
Cash and cash equivalents at end of period       $     227  $     416
                                                 ========== ==========


                        Pyramid Breweries Inc.
            Reconciliation for Non-GAAP Financial Measures
                             (unaudited)
                        (dollars in thousands)

1. Reconciliation of pro forma net loss:
                                                 Twelve months ended
                                                      December 31,
                                                 ---------------------
Net Loss                                            2006       2005
                                                 ---------- ----------
Net loss as reported                             $  (1,561) $  (1,055)
TTB settlement - assessment portion                    700          -
TTB settlement - increased excise taxes               (151)      (660)
Gain on brewery equipment                                -       (415)
                                                 ---------- ----------
Pro forma net loss                               $  (1,012) $  (2,130)
                                                 ========== ==========

2. Reconciliation of pro forma Beverage Division gross margin:

                                                 Twelve months ended
                                                      December 31,
                                                 ---------------------
Gross Margin                                        2006       2005
                                                 ---------- ----------
Gross margin as reported                         $  10,843  $   9,911
TTB settlement - assessment portion                    700          -
TTB settlement - increased excise taxes               (151)      (660)
Gain on brewery equipment                                -       (415)
                                                 ---------- ----------
Pro forma gross margin                           $  11,392  $   8,836
                                                 ========== ==========

    CONTACT: Pyramid Breweries Inc.
             Michael O'Brien, 206-682-8322
             Chief Financial Officer & Vice President of Finance